Exhibit (a)(1)(vi)

THE NEW IRELAND FUND, INC.

c/o KBI GLOBAL INVESTORS (NORTH AMERICA) LTD
ONE BOSTON PLACE

201 WASHINGTON STREET, 36TH FLOOR
BOSTON, MASSACHUSETTS 02108
1-800-468-6475

AMENDMENT TO OFFER TO PURCHASE FOR CASH
25% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK
AT 98% OF NET ASSET VALUE PER SHARE

The eighth paragraph under Section 4 entitled “Procedures for Tendering Shares” is deleted in its entirety and replaced with the following:

Notwithstanding the foregoing, if a shareholder desires to tender Shares pursuant to the Offer to Purchase and (i) the certificates for the Shares to be tendered are not immediately available, (ii) time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the Offer is extended), or (iii) the shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Shares may nevertheless be tendered, provided that: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m., Eastern Time, on the Expiration Date (or the date to which the Offer is extended); and (iii) the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 p.m., Eastern Time, on the second NYSE trading day after the date of receipt by the Depositary of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.